Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 12, 2008 relating to the consolidated financial statements and financial statement schedule of Capstone Turbine Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” and Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”), and the effectiveness of Capstone Turbine Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2008 and to the reference to us under the heading “Experts” in the Registration Statement No. 333-128164 on Form S-3 that is incorporated by reference into this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
September 17, 2008